EXHIBIT 2.1


February 22, 2008


National Coal Corp.
8915 George Williams Road
Knoxville, TN

Attention:   Daniel A. Roling
             President and Chief Executive Officer
             Telephone: (865) 690-6900



RE:      EXCHANGE OF THE NOTES FOR COMMON STOCK


Ladies and Gentlemen:

This letter will confirm your agreement to an exchange with the undersigned in its capacity as authorized representative (the "Representative") for certain advisory clients (the "Holders") of a minimum of $2.0 million and a maximum of $10.0 million principal amount of 10.5% senior secured notes due 12/15/10 (referred to as the "Notes") of or guaranteed by National Coal Corp., a Florida corporation (the "Company") currently held by Holders for shares of the Company's common stock, $.01 par value per share CUSIP # 632381208 (the "Common Stock"), on the terms set forth herein (the "Exchange").

         1. EXCHANGE OF NOTES. The settlement of the Exchange will take place on or before March 21, 2008 (the "Settlement Date"), at which time Holders will cause delivery of the Notes to the Company, and the Company will cause delivery to Holders of the number of shares of Common Stock (the "Exchange Shares") equal to (a) the principal amount of each respective Note exchanged multiplied by 0.82 plus the accrued but unpaid interest through and including the Settlement Date, divided by (b) $4.85, in exchange for the Notes and all claims Holders may have arising out of or relating to the Notes (including without limitation any accrued but unpaid interest thereon). Representative may elect to deliver the Notes to the Company in partial amounts for next day settlement of shares at dates prior to Settlement Date. Representative will inform the Company of the principal amount of Notes to be exchanged no later than 5:00 pm EST on a date which is two business day prior to the Settlement Date.

         2. REPRESENTATIONS, WARRANTIES AND COVENANTS.

                  (a) In connection with this transaction, Representative and Holders hereby represent, warrant, acknowledge and agree as follows:


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                           (1) The  Holders  are the sole  legal and  beneficial
                  owner of the Notes and the Notes being transferred hereunder are free and clear of any liens, charges or encumbrances and upon completion of the Exchange, Holders will convey to the Company good title to the Notes free and clear of all liens, charges and encumbrances.

                           (2) Representative and Holders approached the Company
                  and initiated negotiations with the Company regarding the exchange of Notes for Common Stock as described above. Neither the Company nor anyone acting on the Company's behalf approached the Holders regarding this transaction.

                           (3) Neither the Representative, Holders nor anyone acting on their behalf has received any commission or remuneration directly or indirectly in connection with or in order to solicit or facilitate the Exchange.

                           (4) The  Representative  and the Holders agree to not
                  sell shares from the date hereof through the Settlement Date at price below $4.85 per share.

                           (5) The Holders and  Representative  acknowledge that
                  the transaction contemplated hereby is intended to be exempt from registration by virtue of Section 3(a)(9) of the Securities Act of 1933, as amended (the "Securities Act"). The Representative and Holders know of no reason why such exemption is not available.

                           (6) Representative and Holders have sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the acquisition of the Exchange Shares and to make an informed investment decision with respect to such acquisition and the Exchange, and the Representative and Holders acknowledge that the Company makes no representation regarding the value of the Notes or the Exchange Shares.

                           (7) Representative and Holders have had such opportunity as they have deemed adequate to obtain from representatives of the Company such information as is necessary to permit Representative and Holders to evaluate the merits and risks of the transaction contemplated hereby and acknowledges that it, among other things, has received or reviewed copies of the Company's Annual Report on Form 10-K for the year ended 2006 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2007. Representative and Holders acknowledge that the Company has in its possession (i) non-public information concerning the Company's business, operations and prospects, including preliminary financial results for the 2007 fourth quarter and full 2007 fiscal year, and (ii) non-public information specifically relating to the Notes and the Common Stock, which if known publicly could materially affect the market price of the Notes and the Common Stock (collectively, the "Excluded Information"), which may be positive or negative, which information has not been communicated, directly or indirectly, by the Company to Representative or the Holders. The Company has offered to disclose the Excluded Information to Representative and Holders prior to the execution of this Agreement, but the Representative has advised the Company that neither the Representative nor Holders wants to receive the Excluded Information.


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                           (8) Representative and Holders hereby irrevocably and
                  unconditionally  waive  and  release  the  Company,  and their
                  respective   officers,   directors,   employees,   agents  and
                  affiliates (the "Releasees") from all claims that they might have whether under applicable securities laws or otherwise, based on the Company's possession, or non-disclosure to Representative and Holders of the Excluded Information or any other material non-public information concerning the Company and neither the Representative nor Holders, or any of their respective affiliates shall sue or assert or maintain, any claim, suit or other proceeding, regarding any claim, known or
                  unknown,   which   Representative  or  the  Holders  or  their
                  respective  affiliates  may now or in the future have  against
                  the   Releasees   based  upon  or  relating  to  the  Excluded
                  Information; and Representative and the Holders agree to indemnify and hold each Releasee harmless from any and all damages, including but not limited to attorney's fees, that result from any breach of the foregoing. Representative and Holders further confirms that it understands the significance of the foregoing waiver and release.

                           (9) Representative and Holders  acknowledge that they
                  have been advised by the Company that the Company is considering various strategies as part of its ongoing efforts to improve its financial position including the possible restructuring of its existing debt (including the Notes). Representative and Holders have been further advised that any possible debt restructuring (i) may include the issuance of new secured and unsecured debt or equity securities by the Company or its subsidiaries for cash or in exchange for some or all of its outstanding debt, cash tender offers for some or all of its outstanding debt, or any combination of the foregoing, and other debt restructuring transactions involving the Notes, (ii) may occur at any time following the date hereof, and (iii) may be on terms materially more favorable and provide materially greater value to holders of Notes than Holders will receive in the Exchange contemplated hereby. Representative and Holders hereby release the Company and its affiliates from any and all claims arising out of or relating to the Notes and the Exchange contemplated hereby, including any claims arising out of or relating to any debt restructuring transaction the Company may engage in subsequent to the Exchange.

                           (10) Representative represents that (i) it is a Delaware limited liability company (ii) it has all of the power and authority necessary to enter into this transaction and to consummate the transaction contemplated hereunder,
                  (iii) it has taken all action as may be necessary to authorize the execution and delivery of this agreement and the consummation of the transaction contemplated by this agreement and the performance of its obligations hereunder, (iv) this agreement is an obligation enforceable in accordance with its terms, and (v) neither the execution and delivery hereof or the performance of its obligations hereunder will violate or contravene any applicable requirements of law or any of its governing documents or material agreements.

                           (11) Holders do not hold in excess of 4.99% of the Common Stock of the Company.

                           (12) Holders and Representative warrant and affirm that Representative has full discretionary authority to act on


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                  behalf of Holders,  including without limitation in connection with the execution, warranties and performance contemplated hereunder.

                  (b) In connection with this transaction, the Company hereby represents, warrants, acknowledges and agrees as follows:

                           (1) The Exchange Shares will not be "restricted securities" within the meaning of the Securities Act and will be freely transferable by the Holders. The certificate(s) representing the Exchange Shares will not bear a restrictive legend under the Securities Act.

                           (2) The  Company  acknowledges  that the  transaction
                  contemplated hereby is intended to be exempt from registration by virtue of Section 3(a)(9) of the Securities Act of 1933, as amended (the "Securities Act"). The Company knows of no reason why such exemption is not available.

                           (3) The Company represents that (i) it is a corporation duly organized and validly existing under the laws of the State of Florida, (ii) it has all of the corporate power and authority necessary to enter into this transaction and to consummate the transaction contemplated hereunder,
                  (iii) it has taken all corporate action as may be necessary to authorize the execution and delivery of this agreement and the consummation of the transaction contemplated by this agreement and the performance of its obligations hereunder, (iv) this agreement is an obligation enforceable in accordance with its terms, and (v) neither the execution and delivery hereof or the performance of its obligations hereunder will violate or contravene any applicable requirements of law or any of its charter, by-laws or material agreements.

         3. GOVERNING LAW. This Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of law rules contained therein and each party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement.

         4. NO CONFIDENTIALITY. Representative acknowledges and agrees that the Company will publicly disclose this Agreement on a Current Report on Form 8-K filed with the SEC, and that neither the existence of this Agreement or its terms and conditions will remain confidential.

                                    Very truly yours,

                                    Neuberger Berman, LLC
                                    LibertyView Capital Management Division


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                                    By:      /S/ RICHARD MECKLER
                                       -----------------------------------------

                                    NAME:   Richard Meckler
                                    TITLE:  Authorized Person



AGREED AND ACCEPTED:
-------------------

NATIONAL COAL CORP.

By:        /S/ DANIEL ROLING
         --------------------------------
         NAME:    Daniel Roling
         TITLE:   Chief Executive Officer


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